CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



The Board of Directors
Fresenius USA, Inc.

We consent to incorporation by reference in the registration statement Form S-8 herein of our report dated February 3, 1995, related to the consolidated balance sheets of Fresenius USA, Inc. and subsidiaries as of December 31, 1993 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 annual report on Form 10-K of Fresenius USA, Inc.

                         /s/ KPMG Peat Marwick LLP

San Francisco, California
June 2, 1995




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